EXHIBIT 99.1

For Immediate Release

Contact:	Michelle Sullivan
The Boston Beer Company, Inc.
(617) 368-5165

BOSTON BEER APPOINTS NEW VICE PRESIDENT OF OPERATIONS

BOSTON, MA (1/25/07) - The Boston Beer Company, Inc. (NYSE: SAM), brewers of Samuel Adams® beers, announced today that Thomas W. Lance has joined the Company as Vice President of Operations.

      Before assuming this position with the Company, Mr. Lance, 53, had been Executive Vice President, Operations, of Ken's Foods of Marlborough, Massachusetts for more than five years. Prior to that, Mr. Lance held a number of positions in operations at Bausch & Lomb of Rochester, New York, following many years in operations at consumer food companies, namely, Welch's, General Mills and Quaker Oats.

      Martin Roper, President and Chief Executive Officer of the Company, said, "Tom's experience in managing and expanding complex food and beverage operations will be a great addition to the Company's management team. This is particularly important as we consider the prospect of expanding the Company's brewery ownership."

      "I have long admired The Boston Beer Company for its innovation and commitment to brewing quality beers like Samuel Adams," said Mr. Lance. "I am delighted that I will be part of the team that develops and implements the Company's brewing strategy to support its current and future growth."

THE BOSTON BEER COMPANY BACKGROUND:

      The Boston Beer Company is America's leading brewer of handcrafted, full-flavored beer. Founder and brewer, Jim Koch, brews Samuel Adams® using the time-honored, traditional four-vessel brewing process, and the world's finest all-natural ingredients. With over 18 distinctive, award-winning styles of beer, Samuel Adams offers discerning beer drinkers a variety of brews. The brewery has won more awards in international beer tasting competitions in the last five years than any other brewery in the world. Samuel Adams is an independent brewery and has half of a percent of the domestic beer market. The Company's flagship brand, Samuel Adams Boston Lager®, is brewed using the same recipe and processes that Jim Koch's great-great grandfather used in the mid 1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information visit www.samueladams.com or visit www.bostonbeer.com for financial information.

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